[ON THE LETTERHEAD OF ALLEN & GLEDHILL]


13th April, 2000


Flextronics International Ltd.
11 Ubi Road 1, #07-01/02,
Meiban Industrial Building,
Singapore 408723.


Dear Sirs,

                      Registration Statement on Form S-8 of
                 Flextronics International Ltd. (the "Company")

1. At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 13th April, 2000 in connection with the registration under the Securities Act of 1933, as amended, an aggregate of 395,883 Ordinary Shares (the "Option Shares") to be issued by the Company upon the valid exercise of subscription rights represented by outstanding share options deemed to have been granted under Palo Alto Products International Pte Ltd 1996 Share Option Plan (as amended in 1998) (the "PAPI Share Option Plan") assumed by the Company pursuant to the terms of the Exchange Agrement entered into as of 14th January, 2000 by and among (1)the Company, (2) Palo Alto Products International Pte Ltd ("PAPI") and (3) the shareholders of PAPI, Palo Alto Manufacturing (Thailand) Limited ("PAMT") and Palo Alto Plastic (Thailand) Limited ("PAPT") as listed on Exhibit A to the Agreement (the "Exchange Agreement").

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2.   As your Singapore counsel, we have examined the following documents:-

     (a) a copy of the resolutions of the shareholders of the Company passed at the Annual General Meeting of the Company held on 27 August 1999 relating to the authorisation for the issue of and the allotment and issue of the ordinary shares in the capital of the Company; and

     (b) a copy of the resolutions of the Board of Directors of the Company passed on 31st March, 2000 relating to the assumption of the PAPI Share Option Plan and the procedure for the allotment and issue of new Ordinary Shares (the "Company's Allotment Procedures") arising from the exercise of the subscription rights conferred under outstanding share options granted or, as the case may be, deemed to have been granted, under the PAPI Share Option Plan.

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

4.   We have assumed:-

     (a) that the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time;

     (b)  that there shall be  subsisting a valid  authority  given  pursuant to
          Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares from time to time;

     (c) that the Company is obliged under the laws of the State of California to adhere to the provisions of Section 2.9 of the Exchange Agreement and to issue the Option Shares in accordance with the terms and conditions of the PAPI Share Option Plan subject to the provisions of
          Section 2.9 of the Exchange Agreement;

     (d) the continued applicability and enforceability of all the terms and conditions of the PAPI Share Option Plan under the laws of the State of California to the Company except to the extent set forth in Section
          2.9 of the Exchange Agreement;

     (e) that to the extent that any terms and conditions of the PAPI Share Option Plan infringe the laws of Singapore that by virtue of the provisions of Section 2.9 of the Exchange Agreement such terms and conditions, if any, will not apply;

     (f)  that the copies of the Company's  Resolutions  and the Company's Board
          Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company's Resolutions and the Company's Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company's Resolutions and the Company's Board Resolutions; and

     (g)  the   genuineness   of  all   signatures  on  all  documents  and  the
          completeness, and the conformity to original documents, of all copy or other specimen documents submitted to us.

5. This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the PAPI Share Option Plan and the Exchange Agreement, we have assumed due compliance with all matters concerning United States federal laws, California laws and the laws of all other relevant jurisdictions other than Singapore.

6. Based on the foregoing assumptions, we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted or, as the case may be, deemed to have been granted, under the PAPI Share Option Plan in accordance with its terms against full payment of the applicable exercise price,
(ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued and fully-paid.

7. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.


Yours faithfully,

/s/ Allen & Gledhill